Exhibit 10.5

February 5, 2015

Mr. Joseph J. Hartnett

Dear Mr. Hartnett:

This letter (“Letter Agreement”) will confirm our agreement regarding the terms of your employment as Sparton’s Interim President and Chief Executive Officer (“Interim CEO”), commencing on February 5, 2016 (the “Effective Date”).

1. Position. You will be employed as Sparton’s Interim CEO, reporting to the Company’s Board of Directors (the “Board”).

2. Duties and Responsibilities. You will devote your full business time and attention to the responsibilities of the position of Interim CEO, and will perform such additional duties for Sparton and its affiliates as the Board may direct and as are required in such position. You agree that you will be subject to and comply with all Sparton policies, procedures and rules, as now existing or as subsequently adopted, modified or supplemented by the Company. You further agree that you will comply with all applicable laws, rules and regulations governing your business and conduct.

3. Compensation. Your compensation as Interim CEO will be composed of the following:

(a) Salary. You will receive a salary at the rate of $50,000 per month.

(b) Bonus. At any time while employed by the Company as Interim CEO, or upon your termination, the Compensation Committee of the Board of Directors of the Company may recommend to the Board’s independent members that you be paid a bonus in cash, Sparton common stock or a combination thereof, based upon your and the Company’s performance. Any such bonus shall be at the sole discretion of the Board’s independent members.

All compensation payable to you under this Letter Agreement shall be paid according to the Company’s normal payroll practices, less all required withholdings and deductions.

While employed by the Company as Interim CEO, you shall not receive compensation or fees for serving as a member of the Board. Your director’s compensation shall resume upon your ceasing employment as Interim CEO, appropriately adjusted for your tenure as Interim CEO.

You acknowledge and agree that the Company shall have authority to recover any compensation you have received that is required to be recovered by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010, or any rules or regulations promulgated in connection therewith.

Mr. Joseph J. Hartnett

February 5, 2016

4. Benefits. You will be eligible to participate in the Company’s employee benefits plans and programs generally available to similarly situated employees at the Company, subject to the eligibility requirements, terms and conditions of such plans and programs. You agree, however, that you will continue to contribute to the cost of your group health coverage on the same basis as you were contributing prior this Letter Agreement becoming effective.

You acknowledge that the Company’s employee benefit plans and programs are subject to change or termination by the Company at any time in the Company’s sole discretion.

(a) Paid Vacation and Sick Leave. You shall accrue paid time off for vacation time and sick leave in accordance with Sparton’s policies and applicable law. Vacation shall be scheduled at mutually agreeable times.

(b) Business Expenses. Sparton will reimburse you for reasonable and necessary business expenses incurred in connection with the Company’s business, including travel expenses, food and lodging while away from home, subject to such policies as Sparton may from time to time establish for its employees, provided that all such reimbursements shall comply with Section 409A of the Internal Revenue Code (“Code”).

(c) Indemnification. Sparton shall indemnify you to the maximum extent that its officers, directors and employees are entitled to indemnification (and shall advance you expenses, attorneys’ fees in furtherance thereof) pursuant to its articles of incorporation and code of regulations, subject to applicable law. Notwithstanding the foregoing, however, the Company’s obligation to defend, indemnify and hold harmless contained in this Paragraph 4(c) shall not apply to claims between the Company and its affiliates and you (including your heirs, estate, executors, administrators, and other legal representatives of his estate or property). The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and you shall be covered under such insurance to the same extent as other officers and directors of the Company; provided, however, that the Company shall not be required to maintain such insurance coverage unless the Board determines that it is obtainable at reasonable cost.

5. Termination. Your employment is “at-will,” which means that you are free to resign your employment at any time, and Sparton is free to terminate your employment any time, in each case for any reason or no reason and upon written notice. The term “Termination Date” shall mean the effective date of your termination of employment with Sparton.

On the next payroll date following the Termination Date (or sooner if required by law), you (or your estate or other legal designee) will be paid (a) all accrued salary through the Termination Date; and (b) payment for any unused accrued vacation, consistent with applicable law. Any business expenses submitted for reimbursement under Paragraph 4(b) will be paid no later than 60 days after the Termination Date. Upon termination of employment, you will also be entitled to receive any vested benefits under any employee benefit plan of the Company in which you participate, consistent with the terms and conditions of the applicable employee benefit plan.

Mr. Joseph J. Hartnett

February 5, 2016

6. Representations and Warranties. As a condition of your employment with the Company, you represent and warrant that you are legally authorized to perform the services contemplated by this Letter Agreement; that you are not a party to any agreement or instrument with any third party which would prohibit you from entering into or performing the services contemplated by this Letter Agreement; and that you will not bring with you to the Company, or use, any confidential information or trade secrets belonging to any prior employer.

7. Confidential Information. You agree that for the period of your employment with the Company and thereafter, you will not, except as required for the performance of your duties with the Company, disclose or use, or enable any third party to disclose or use, any confidential information of the Company or its affiliates.

8. Notices. Any notice required in connection with this Letter Agreement will be deemed adequately given only if in writing and personally delivered, or sent by first-class, registered or certified mail, or overnight courier. Notice shall be deemed to have been given on the third day after deposit into the mail. Notice shall be deemed to have been given on the second day after deposit with an overnight courier. Notices may also be hand-delivered, in which case, notice is effective upon delivery. Notices to Sparton shall be addressed to Sparton Corporation, Attention: Chairman of the Board, 425 North Martingale Road, Suite 2050, Schaumberg, IL 60173. Notices to you shall be addressed to your last known address on file with the Company.

9. Entire Agreement. This Letter Agreement constitutes the entire understanding between the Company and you and supersedes all prior agreements concerning the terms and conditions of your employment.

10. Amendment. The terms of this Letter Agreement may not be modified, altered, changed or amended except by an instrument in writing signed by a duly authorized representative of the Company and you. No waiver by the Company or you of any breach by the other party of any condition or provision of this Letter Agreement shall be deemed a waiver with respect to any similar or dissimilar condition or provision at any prior or subsequent time.

11. Severability. If any provision of this Letter Agreement is held to be invalid or unenforceable, then the remaining provisions of this Letter Agreement shall be deemed severable and remain in full force and effect.

12. Governing Law. All issues concerning the construction, validity, enforcement and interpretation of this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

13. Code Section 409A. Notwithstanding any other provision of this Letter Agreement, it is intended that payments and benefits under this Letter Agreement comply with Section 409A of the Code or with an exemption from the applicable Code

Mr. Joseph J. Hartnett

February 5, 2016

Section 409A requirements and, accordingly, all provisions of this Letter Agreement shall be construed in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A of the Code. For purposes of this Letter Agreement, all rights to payments and benefits hereunder of deferred compensation subject to Section 409A of the Code shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. For purposes of this Letter Agreement, you will not be deemed to have had a termination of employment unless there has been a “separation from service” within the meaning of Section 409A of the Code. Furthermore, neither the Company nor any of its parents, subsidiaries, divisions, affiliates, directors, officers, predecessors, successors, employees, agents and attorneys shall be liable to you if any amount payable or provided hereunder is subject to any taxes, penalties or interest as a result of the application of Code Section 409A.

Notwithstanding any provision of this Letter Agreement, if you are a “specified employee” (as defined in Section 409A of the Code and Treasury Regulations thereunder), then payment of any amount under this Letter Agreement that is deferred compensation subject to Section 409A of the Code and the timing of which depends upon termination of employment shall be deferred for six (6) months after termination of your employment, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made during the 409A Deferral Period, the payments that otherwise would have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum on the first day of the seventh month following the Termination Date, and the balance of the payments shall be made as otherwise scheduled.

14. Counterparts and Facsimile Execution. This Letter Agreement may be executed and delivered (a) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and/or (b) by facsimile or PDF in which case (i) the instruments so executed and delivered shall be binding and effective for all purposes, and (ii) the parties shall nevertheless exchange substitute hard copies of such facsimile or PDF instruments as soon thereafter as practicable (but the failure to do so shall not affect the validity of the instruments executed and delivered by facsimile or PDF).

Mr. Joseph J. Hartnett

February 5, 2016

Kindly indicate your acceptance of the terms of this Letter Agreement by signing and returning it to the undersigned.

Sincerely,

Sparton Corporation

By:	/s/ David P. Molfenter
David P. Molfenter
Chair of the Compensation Committee of the Board of Directors
As authorized by the Compensation Committee

I have read, understand, accept and agree to the above terms and conditions governing my employment with the Company.

/s/ Joseph J. Hartnett
Joseph J. Hartnett

February 5, 2016